UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 25, 2026

This supplement (this “Supplement”) dated June 3, 2026 supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Blackstone Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), filed on March 27, 2026, in connection with the solicitation of proxies to be voted at the 2026 Annual Meeting. This Supplement updates the Proxy Statement and should be read in conjunction with it.

This Supplement does not otherwise change the proposals to be acted upon at the Annual Meeting or the recommendations of the Board in relation thereto, which are described in the Proxy Statement.

Departure of Officer and Director

On June 2, 2026, Zaneta Koplewicz resigned from the Company as Co-President, Head of Shareholder Relations and as a member of the Company’s Board of Directors (the “Board”), effective June 24, 2026. Ms. Koplewicz’s departure was a personal decision and was not due to any disagreement with the Company, the Board or Blackstone. Ms. Koplewicz has been an incredible leader and friend to the Blackstone Real Estate team. The Company is deeply grateful for her contributions and wishes her the very best in her next chapter.

As a result of her resignation, Ms. Koplewicz will no longer stand for election as a director at the Annual Meeting. The Board has determined to reduce the number of directors by one for a total of eight directors. The remaining director nominees named in the Proxy Statement will continue to stand for election. The Board’s recommendation with respect to the election of directors and the other proposals described in the Proxy Statement remains unchanged.

If you have already voted, you do not need to take any action unless you wish to change your vote. Previously submitted proxies remain valid, except that any votes cast with respect to Ms. Koplewicz’s election to the Board will be disregarded. Stockholders may revoke or change their proxies by following the procedures described in the Proxy Statement.

The Company’s Proxy Statement, form of proxy card and 2025 Annual Report to stockholders are available at www.proxyvote.com/BREIT, and can be accessed by using the 16-digit control number and following the instructions located on the Notice and Access Card.